EXHIBIT 99.1
NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST PROVIDES UPDATE ON
RECENT OPERATING PERFORMANCE

DALLAS – September 15, 2021 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) reported today preliminary portfolio occupancy of 61.3% for the month of August with an average daily rate (“ADR”) of approximately $153.69 resulting in RevPAR of approximately $94.16. This RevPAR result represents an approximate decrease of 11% versus July 2021 and an approximate decrease of 27% versus August 2019.
Additionally, for the month of August, Hotel Net Income was $0.9 million. Comparable Hotel EBITDA for the month of August was $18.6 million, a 30% decrease over July’s Comparable Hotel EBITDA of $26.4 million and a 44% decrease over August 2019’s Comparable Hotel EBITDA of $33.3 million.
“While the results for August were impacted by the spike in COVID-19 cases, we are optimistic that the cases seem to be flattening or declining as we moved into September.” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer. “While we are seeing softness in mid-week corporate travel, we are encouraged by the continued strength in weekend leisure demand at our properties.”
We use certain non-GAAP measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer real estate investment trusts more meaningful. Non-GAAP financial measures, which should not be relied upon as a substitute for GAAP measures, used in this press release are Hotel EBITDA. Please refer to our most recently filed Annual

Report on Form 10-K for a more detailed description of how these non-GAAP measures are calculated. The reconciliations of non-GAAP measures to the closest GAAP measures are provided below and provide further details of our results for the period being reported.
The following tables are reconciliations of the Company’s Hotel EBITDA for the months of August 2021, July 2021 and August 2019:
ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA
(in millions)
(unaudited)

	August 2021	July 2021	August 2019
Net income (loss)	$0.9	$7.9	$15.0
Non-property adjustments	(1.0)	—	(2.6)
Interest expense	0.5	0.5	1.7
Amortization of loan cost	0.1	0.1	0.1
Depreciation and amortization	17.5	17.6	21.2
Non-hotel EBITDA ownership expense	0.6	0.3	0.6
Hotel EBITDA	$18.6	$26.4	$36.0
Non-comparable adjustments	—	—	(2.7)
Comparable Hotel EBITDA	$18.6	$26.4	$33.3
________
The above comparable information assumes the 100 hotel properties owned and included in the Company’s operations at August 31, 2021, were owned as of the beginning of each of the periods presented. Non-comparable adjustments include results from hotel properties disposed of during the period.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Follow CEO Rob Hays on Twitter at https://twitter.com/aht_rob or @aht_rob.
The preliminary estimated results for the months ended July 31, 2021 and August 31, 2021 included in this release, which are the responsibility of management, were prepared by the Company’s management in connection with the preparation of the Company’s financial statements and are based upon preliminary hotel operating results and a number of subjective judgements and assumptions. Additional items that may require adjustments to the Company’s preliminary estimated financial information may be identified and could result in material changes to the Company’s preliminary estimated results. The Company’s closing procedures for the months ended July 31, 2021 and August 31, 2021 are not yet complete and, as a result, the Company’s final results upon completion of the closing procedures may vary from the preliminary estimates set forth above. The Company’s independent registered public accounting firm, BDO USA, LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimated financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such preliminary estimated financial information. Further, these preliminary estimated results are not a comprehensive statement or estimate of the Company’s financial condition or operating results for the months ended July 31, 2021 and August 31, 2021. These preliminary estimated results should not be viewed as a substitute for complete quarterly financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of the Company’s performance. In addition, the preliminary estimated financial information is not necessarily indicative of the results to be achieved for any future period. Accordingly, investors are cautioned not to place undue reliance on this preliminary estimated financial information. See the information below under the heading “Forward-Looking Statements” and “Risk Factors” and “Management’s Discussion of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; the timing and outcome of the Securities and Exchange Commission’s investigation; our ability to regain S-3 eligibility; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.
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